EXHIBIT 10 (ii)

EMPLOYMENT AGREEMENT

      THIS AGREEMENT (“Agreement”), made and entered into effective as of the 6th day of December, 2003 (the “Effective Date”), by and between DENNIS R. GLASS, an individual (“Glass”), and JEFFERSON-PILOT CORPORATION, a North Carolina corporation (the “Company”);

RECITALS

      Glass has heretofore been employed as the President of the Company. Effective March 1, 2004, the Company desires to employ Glass as its Chief Executive Officer and Glass desires to be employed by the Company in that capacity. Further, the Company desires to provide Glass with certain death, disability, severance and supplemental retirement benefits in addition to those provided by the employee benefit plans of the Company. The Company and Glass desire to reduce to writing the terms of their understanding and to provide for the continued employment of Glass by the Company pursuant to the terms of this Agreement.

      1. Employment.

      (a) Employment. From the date of this Agreement through the close of business of the Company on February 29, 2004, Glass shall continue to be employed as the President of the Company. (The Company and its subsidiaries are referred to in this Agreement collectively as “JP.”) Glass shall have such duties and responsibilities as are commensurate with such position. Effective as of March 1, 2004, Glass shall be employed as the Chief Executive Officer of the Company and shall be employed in such capacity during the remaining term of this Agreement, subject to the terms and conditions of this Agreement. As the Chief Executive Officer, Glass shall be the principal executive officer of the Company, having responsibility for and authority over the conduct of the business and operations of JP, subject only to the control of the Board of Directors of the Company and applicable law. Glass accepts and agrees to employment as the Chief Executive Officer of the Company. Glass shall be nominated as soon as practical to serve as a member of the Board of Directors of the Company.

      (b) Duties. Glass shall render full-time services to the Company and devote his best efforts to the performance and discharge of his duties and responsibilities in a manner that promotes the best interests of JP. Glass represents and warrants to the Company that he is not a party to or otherwise bound by any indenture, agreement, or other instrument, which may in any way restrict or affect him in the performance of his duties hereunder.

      2. Term. The employment of Glass hereunder shall continue until the earlier of (a) March 1, 2007, or (b) the occurrence of any of the following events:

(i) The death of Glass or the Company’s termination of Glass’s employment hereunder by reason of Glass’s total disability (total disability meaning (for purposes of this Section 2(b)(i) and Section 4.1(c)) the inability of Glass (as determined by a physician proposed by the Company and reasonably acceptable to Glass) to perform substantially all of his normal daily activities in his then capacity for the Company for a continuous period of 210 days by reason of Glass’s mental or physical disability);

(ii) The Company’s termination of Glass’s employment hereunder, upon prior written notice to Glass, for “good cause.” For the purposes of this Agreement, good cause for termination of Glass’s employment shall exist only (A) if Glass is convicted of or pleads guilty to any felony or any act of fraud or embezzlement, or (B) if Glass has engaged in conduct or activities involving moral turpitude materially damaging to the property, business or reputation of JP, or (C) if Glass breaches this Agreement in any material respect and fails to cure said breach within ten (10) days after notice thereof from the Company or any representation or warranty made by him in this Agreement shall be incorrect in any material respect, or (D) if Glass persistently fails or refuses to obey any written direction of the Company’s Board of Directors not inconsistent with this Agreement, or (E) if Glass embezzles or knowingly, and with intent, misappropriates, any property of JP or unlawfully appropriates any corporate opportunity of JP;

(iii) (A) The Company’s termination of Glass’s employment hereunder, effective thirty (30) days after written notice of termination is given to Glass, in the absence of any circumstance constituting good cause, or (B) Glass’s termination of his employment hereunder, effective thirty (30) days after written notice of termination is given to the Company, in the absence of any circumstance described in Section 2(b)(iv) hereof.

(iv) Glass’s termination of his employment hereunder, effective thirty (30) days after written notice of termination is given by Glass to the Company, if, prior to the giving of such notice, (A) a “Change of Control of the Company” (as hereinafter defined) has occurred, (B) the Company breaches this Agreement in any material respect and fails to cure such breach within ten (10) days after notice thereof from Glass or any representation or warranty of the Company in this Agreement shall be incorrect in any material respect, or (C) the Company fails to obtain the assumption of this Agreement by any successor to the Company or its business (whether by merger, consolidation, transfer of assets, or otherwise). For the purposes hereof, a “Change of Control of the Company” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five (25%) percent or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company or Jefferson-Pilot Life Insurance Company shall sell substantially all of its assets in a transaction that was opposed by Glass; (iii) there shall be consummated any consolidation or merger of the Company that was opposed by Glass and in which the Company is not the continuing or surviving corporation or as a result of which the holders of the Company’s capital stock immediately prior to the consummation of the transaction do not have substantially the same proportionate ownership of such capital stock immediately after consummation of the transaction; or (iv) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

      3. Compensation; Expenses.

      3.1 Base Salary. Effective January 1, 2004 Glass shall be paid a salary (the “Base Salary”) during the term of his employment hereunder at a rate of not less than his base salary established for calendar year 2004, which is $925,000. The Base Salary shall be paid to Glass in accordance with the Company’s usual payroll schedule, less applicable withholding taxes. The Base Salary shall be reviewed annually in good faith by the Compensation Committee of the Board of Directors of the Company, and may be increased by the Company as deemed appropriate after such review.

      3.2 Annual Bonuses. Not later than ten (10) days after the meeting of the Compensation Committee of the Company’s Board of Directors on the second Monday in February in each of calendar years 2005, 2006, 2007, and 2008, the Company shall pay Glass additional cash compensation (less applicable withholding taxes) with respect to the preceding calendar year (a “Bonus Year”) in an amount computed in accordance with Section 3.3 hereof.

      3.3 Annual Bonus Computation. The additional cash compensation payable under Section 3.2 hereof with respect to a Bonus Year shall be in an amount equal to a portion of the Base Salary for such Bonus Year determined as follows:

(a) JP’s income from operations (disregarding realized capital gains and losses), as reflected in JP’s audited financial statements (“Operating Income”), per share of common stock for the year immediately preceding the Bonus Year (the “Prior Year’s Operating EPS”) shall be subtracted from JP’s Operating Income per share of common stock for the Bonus Year. If the result is negative, no additional compensation shall be payable, and no further computation will be necessary.

(b) The amount determined in clause (a) above shall be divided by the Prior Year’s Operating EPS. If the result is less than 0.05 (that is, the growth in Operating Income per share is less than 5%), no additional compensation shall be payable, and no further computation will be necessary.

(c) If the amount determined in clause (b) above is .05 or greater, a percentage of Base Salary shall be obtained by straight line interpolation between applicable points shown in the table under (d) below.

(d) The percentage determined in clause (c) above shall be multiplied by the Base Salary for the Bonus Year (or one-sixth of the Base Salary in the case of the 2007 Bonus Year), and the result obtained shall be the additional compensation paid to Glass with respect to such Bonus Year.

In making the foregoing computation, appropriate adjustments shall be made for any stock splits and dividends, so that the Company’s Operating Income per share of common stock for consecutive years is properly comparable. Without limiting the foregoing, the following table illustrates the application of the foregoing provisions:

Percentage Increase in	Percentage of Base
Operating Income Per Share	Salary Paid as Bonus

less than 5%	0%
5%	50%
10%	100%
15%	200%
more than 15%	200%

Notwithstanding the provisions of this Section 3.3, either Glass or the Compensation Committee of the Board of Directors of the Company may propose adjustments to the annual bonus in light of extraordinary transactions or circumstances that affect materially the Company’s income, and any such adjustment agreed to by both Glass and the Compensation Committee of the Company’s Board of Directors shall be given effect.

      3.4 Adjustment Based on Audited Financial Statements. The parties acknowledge that the Company’s audited financial statements might not be available when the annual bonuses under Section 3.2 and 3.3 above are to be calculated and paid. In that event the annual bonus will initially be calculated and paid on the basis of the Company’s internal statements for the Bonus Year. If the amount of the bonus ultimately determined to be due for any Bonus Year on the basis of the Company’s audited financial statements differs from the bonus that was initially paid for such Bonus Year, Glass shall promptly refund the amount of any excess, or the Company shall promptly pay Glass an additional amount equal to any deficiency.

      3.5 Death. If Glass dies while employed hereunder, the amount of the additional compensation that would have been paid to him under the applicable provisions of Sections 3.2 through 3.4 hereof with respect to the calendar year during which his death occurred shall be multiplied by a fraction, the numerator of which is the number of months in such calendar year prior to the month during which his death occurred, and the denominator of which is 12 (or two if death occurs in 2007). The dollar amount so obtained shall be paid to Glass’s wife, or to such different person as Glass designates in writing.

      3.6 Expenses. The Company shall reimburse Glass for all reasonable business expenses (including costs associated with Glass’s obtaining and maintaining membership in business and social clubs reasonably acceptable to the Company) incurred by Glass in the course of performing his duties hereunder, provided that such expenses are itemized and presented to the Company in writing in a form then prescribed by the Company in its general policies relating to reimbursement of employee business expenses.

      4. Additional Employment Benefits.

      4.1 Insurance Coverage

(a) Health. The Company shall provide Glass with the same health insurance coverage as is provided to other senior executives as a group through the later of age 65 or the date such coverage ordinarily terminates for senior executives as a group. The Company’s obligation to provide such coverage shall include (i) payment of the cost (excluding premiums and copayments in the amount ordinarily paid by senior executives) of Glass’s participation in the group health plan maintained by the Company, (ii) waiver of any service requirements for eligibility for post-retirement coverage, and (iii) payment of the cost to age 65 of a conversion policy providing coverage substantially similar to the coverage under the Company’s group health plan, in the event that coverage under the Company’s group health plan terminates before age 65.

(b) Life. The Company shall provide Glass with group life insurance coverage in an amount equal to at least one and one-half times the amount of the Base Salary in effect from time to time during employment, plus life insurance coverage after termination of his employment in an amount that is in keeping with the Company’s customary plan for senior executives and is equal to at least one-half of the amount of Glass’s Company provided coverage on the date his employment terminates. In addition, Glass shall have the option to purchase additional coverage during his employment equal to one-half of the Base Salary in effect from time to time at the employee group rate.

(c) Long Term Disability. The Company shall provide Glass with an annual long term disability benefit equal to at least 60% of his Base Salary in effect on the date Glass’s employment terminates because of a total disability. Such benefit shall be paid in substantially equal monthly installments starting with the first day of the month following the month in which his employment terminates and ending with the payment made for the month immediately preceding the date that retirement benefit payments commence pursuant to Section 5 hereof. Such benefit shall be provided in addition to the coverage provided under subsections (a) and (b) of this Section 4.1.

(d) Other. The Company shall provide Glass with coverage under any and all other insurance plans and arrangements maintained by JP for its senior executives as a group. Glass represents and warrants that to the best of his knowledge he is in excellent health at the Effective Date.

      4.2 Stock Options. At its first meeting in each of 2005, 2006, and 2007 the Compensation Committee of the Board of Directors of the Company shall in good faith consider Glass for a grant of options to purchase shares of the Company’s common stock, based on his performance during the prior calendar year, in keeping with the Company’s practices. Such options shall be granted under the Jefferson-Pilot Corporation Long Term Stock Incentive Plan and shall be granted pursuant to documentation reasonably satisfactory to Glass and the Company, but in any event shall have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant.

      4.3 Automobile. The Company shall, at no cost to Glass, provide to Glass a company-owned automobile (or shall pay the costs associated with Glass’s acquiring an automobile) of a quality reasonably acceptable to the Company. The Company shall pay, or reimburse Glass for, all costs associated with operating, maintaining and insuring such automobile, provided that such expenses are itemized and presented to the Company in writing in a form then prescribed by the Company in its general policies relating to reimbursement of employee business expenses.

      4.4 Indemnification. With respect to any liability or expense in any proceeding arising out of Glass’s (a) status as a director, officer, employee or agent of the Company, or (b) service, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee, committee member or administrator of an employee benefit plan, the Company shall indemnify Glass to the maximum extent that the Company offers indemnification to its directors generally, as the Company’s policy regarding indemnification of directors may be modified from time to time. Such indemnification shall be provided regardless of the capacity in which Glass was named in the proceeding (i.e. whether as director, officer, employee, agent or other capacity described in the preceding sentence). Expenses incurred by Glass in connection with any proceeding subject hereto shall be paid by the Company upon submission of statements therefore, upon receipt of an undertaking by or on behalf of Glass to repay such amounts if it ultimately is determined that he is not entitled to be indemnified by the Company against such expenses.

      4.5 Vacation. Glass shall be entitled to five (5) weeks paid vacation annually in accordance with the Company’s normal vacation policy applicable to senior executive employees.

      5. Retirement Benefits.

      5.1 Amount. In lieu of any Executive Special Supplemental Benefit under the Company’s Supplemental Benefit Plan, if Glass retires on or after March 1, 2007, the Company will pay Glass a monthly retirement benefit as computed under (a) below reduced by the monthly retirement benefit as computed under (b) below. If the benefit provided by (b) is larger than (a), then no retirement benefit is payable under this Section 5.

(a) A monthly retirement benefit computed by multiplying (i) 2.5% for each year of service (with years of service limited to twenty, and thus the percentage derived therefrom limited to 50%) by (ii) Glass’s final average monthly earnings for the five-year period ending with Glass’s retirement date. For this purpose, final average monthly earnings means salary and annual bonus compensation. Final average monthly earnings shall not include long-term incentive compensation or the value of any stock grants, stock options or other extraordinary forms of compensation. Years of service shall be computed from Glass’s original date of employment, and partial years shall be recognized proportionately based on a 365-day year. As an example, if Glass retires on his 65th birthday with 20 years of service, the monthly benefit computed under this clause (a) would be 20 x 2.5%, or a monthly benefit of 50% of final average monthly earnings.

(b) The sum of the monthly retirement benefits provided Glass by the Company’s Basic Plan and the monthly retirement benefits that otherwise would be provided Glass as a Supplemental Benefit (as such capitalized terms are defined in the Company’s Supplemental Benefit Plan).

(c) If Glass’s service is terminated (otherwise than for cause), on or after March 1, 2007 and before his 65th birthday, and Glass elects to commence benefits prior to his normal benefit commencement date, the benefit payable to Glass under this Section 5 shall be reduced by 3% for each year (and by a proportionate amount for any partial year based on a 365-day year) by which the benefit commencement date precedes Glass’s normal benefit commencement date (which is the first of the month following his 65th birthday). As an example, if Glass retires on his 58th birthday with 13 years of service, the monthly benefit is computed by multiplying 13 × 2.5% with a result of 32.5%, and reducing this percentage by 3% per year (or partial year) for early benefit commencement. Thus, the benefit is 79% (a 21% reduction for retiring seven years early) of 32.5%, or 25.675% of final average monthly earnings (with this benefit further reduced by any benefits payable under the Company’s Basic Plan and as a Supplemental Benefit).

      5.2 Timing and Form.

      All benefits described in 5.1(a) and (b) above are expressed in terms of a monthly life only annuity benefit beginning on Glass’s normal benefit commencement date, which is the first of the month following Glass’s 65th birthday. Any benefit payable to Glass or his spouse or beneficiary under this Section 5 shall be paid to such person beginning on his/her benefit commencement date in the same form as the benefit payable to such person under the Basic Plan; provided, however, that Glass may elect to receive the benefit in another form or forms (that is, a lump sum cash payment, a single life annuity, a joint and survivor annuity, a joint and 50% survivor annuity, a life annuity with a ten-year period certain, or another form with the approval of the Compensation Committee of the Company’s Board of Directors) providing an actuarially equivalent benefit. An actuarially equivalent benefit shall be determined by using the insurance industry’s standard 1983 Group Annuity Mortality Table and an interest rate equal to the average (for the 365 days prior to payment) yield of ten-year U.S. Treasury Notes (as reported over such period in The Wall Street Journal or any successor to such publication) (or, if more favorable to Glass, the group annuity mortality table and interest rate (before expenses) then in general use by the Company for the public sale of individual annuities).

      5.3 Death

      Should Glass die on or after March 1, 2007, and before his 65th birthday while actively employed by the Company, Glass’s surviving spouse shall be entitled to receive a survivor annuity equal to the amount which would have been payable had Glass terminated service on the day prior to death and elected payment of the benefit provided under this Section 5 in the form of a joint and 50% survivor annuity commencing on the first of the month following the date of death. Should Glass die without a surviving spouse, no benefit will be payable under this Section 5. Should Glass die after commencement of payment of any benefit under this Section 5, the form of payment elected will determine whether there are any survivor benefits payable and, if there are, the amount and extent thereof.

      5.4 Forfeiture.

      Benefits that would otherwise be payable under this Section 5 will be forfeited if Glass assumes a position with a competitor of the Company as an employee or consultant that in the opinion of the Compensation

Committee of the Company’s Board of Directors would be detrimental to the interest of the Company or would place Glass in a likely conflict of interest.

      5.5 Source of Benefits. The retirement benefits payable under this Agreement shall be paid by the Company from its general assets. Glass shall have no right, interest, or claim whatsoever to the payment of a benefit from any person other than the Company, and shall have no right or interest whatsoever that is superior in any manner to the right of any other general and unsecured creditor of the Company. Glass shall have no right to assign, alienate, pledge or otherwise encumber the retirement benefits payable under this Agreement, and any attempt to do so shall be void.

      5.6 Participation in Other Plans. Glass shall participate in all retirement plans (qualified or non-qualified) and all deferred compensation arrangements maintained by the Company in which other senior executives participate as a group.

      6. Payments and Other Actions In Certain Events.

      (a) If the Company terminates Glass’s employment hereunder pursuant to Section 2(b)(iii) in the absence of any circumstance constituting “good cause” (as defined in Section 2(b)(ii)), then the following provisions shall govern:

(i) Immediately upon the effectiveness of such termination of employment, the Company shall make a lump sum cash payment to Glass in an amount equal to the aggregate Base Salary that would have been paid to Glass under the terms hereof after the date of termination of employment through March 1, 2007 (based on the assumption that the Base Salary as in effect immediately prior to the date of termination was the Base Salary through such date).

(ii) Immediately upon the effectiveness of such termination of employment, the Company shall make a lump sum cash payment to Glass in an amount equal to (A) one-half of the maximum additional compensation that could have been paid to Glass pursuant to Sections 3.2 through 3.4, plus (B) one-half the maximum additional compensation that could have been paid to Glass pursuant to the long-term incentive compensation plan of the Company referred to in Section 8, after the date of termination of employment had his employment hereunder continued through March 1, 2007.

(iii) The retirement benefits provided for in Section 5 hereof shall become payable, and for purposes of computing Glass’s benefits under Section 5 hereof, Glass shall be treated as if his employment continued through March 1, 2007, and such benefits shall be paid to him at such time and in such form as elected by Glass pursuant to Section 5 hereof; unless Glass elects during the ten-day period immediately following the date his employment terminates to receive the present value (as determined in accordance with Section 5.2 hereof) of such retirement benefit in a single lump sum payment, which payment shall be made on the first anniversary of the last day of such ten-day election period.

(iv) The provisions of Section 4.1 that by their terms apply after termination of Glass’s employment shall apply in accordance with their terms after a termination or other event to which this Section 6(a) applies.

      (b) If Glass terminates his employment hereunder pursuant to Section 2(b)(iv), he shall receive all the payments and benefits described in Section 6(a) above.

      (c) If Glass’s employment is terminated by the Company pursuant to Section 2(b)(ii) for good cause, Glass shall be entitled to none of the payments and benefits described in Section 6(a), except to the extent, if any, provided in the plans referred to in Section 4.1.

      (d) If Glass’s employment terminates pursuant to Section 2(b)(i) as a result of death or total disability, Glass shall be entitled to no further payments hereunder other than any unpaid Base Salary (prorated) with respect to services rendered prior to the effective date of termination, and other than the benefits described in Section 3.5 and payments under the life insurance maintained pursuant to Section 4.1(b) (in the event of death), or the benefits and payments described in 4.1(a), 4.1(b), and 4.1(c) (in the event of total disability). In addition, following termination of his employment as a result of death or total disability, Glass shall continue to receive benefits under all insurance plans and arrangements for which he receives coverage under Section 4.1(d), but only to the extent that the terms of those plans and arrangements provide for continuation of coverage following termination of a senior executive’s employment as a result of death or total disability.

      (e) Glass shall have no obligation to seek other employment in the event of termination of his employment, and no compensation or other benefits received by Glass from any other employment shall reduce or limit the Company’s obligation to make payments under this Section 6.

      7. Representations of the Company. The Company represents and warrants to Glass that (a) this Agreement has been duly executed and delivered by the Company, (b) the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company, (c) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and (d) the execution, delivery and performance of this Agreement by the Company do not and will not conflict with, violate, or constitute a breach of or default under, (i) the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, (ii) any provision of law or regulations applicable to the Company or any of its subsidiaries, (iii) any provision of any indenture, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or affected, with respect to which any such conflict, violation, breach or default would render this Agreement unenforceable or would have a material adverse effect on the financial condition of the Company or any of its subsidiaries, and (e) the Company has not received any legal advice contrary to the representations and warranties set forth in this Section 7.

      8. Long-Term Incentive Compensation. The Company has established and shall maintain a long-term incentive compensation arrangement for Glass (in addition to the annual bonus arrangements in Section 3 hereof) that provides for annual incentive compensation effective with the February 2005 payment equal to a percentage of Base Salary equal to four (4) times the compounded annual growth rate in JP’s Operating Income per share over a trailing three-year period, that requires a minimum compounded annual growth rate of five (5%) percent in order for any bonus to be paid, and that provides a maximum bonus in the event of a compounded annual growth rate of fifteen (15%) percent.

      9. Confidentiality. All reports, recommendations, advice, records, documents and other materials, whether written or in any other media, and all copies thereof prepared or obtained by Glass or coming into his possession during the course of his employment with the Company, which relate to JP, shall be the sole and exclusive property of JP, and Glass shall, at the end of his employment with the Company use his reasonable best efforts to deliver promptly all such materials to JP. Such reports and the information contained therein shall be and remain the sole property of the Company. Following the termination of his employment with the Company, Glass shall not use for his own benefit or for the benefit of others, nor divulge, furnish or make accessible to anyone other than JP, its directors and officers, any knowledge or information coming into Glass’s possession during the course of his employment with JP with respect to the business of JP that is reasonably considered by the Company’s Board of Directors or senior executives as confidential or secret. It is understood that information that is publicly known or reported through no breach of this Paragraph 9 shall not be considered confidential or secret. Glass expressly agrees that JP shall be entitled to injunctive and/or other equitable relief to prevent an anticipatory or continuing breach of this Section 9, or any part of this Section 9, and to secure its enforcement. Nothing herein shall be construed as a waiver by JP of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of Glass hereunder.

      10. Miscellaneous.

      10.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Glass and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that (except as expressly provided herein or in any applicable employee benefit plans of the Company) neither party hereto may assign any of its or his rights, or delegate any of its or his duties (except, in the case of Glass, customary delegation of executive authority not inconsistent with this Agreement), hereunder without the prior written consent of the other party.

      10.2 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of North Carolina.

      10.3 Certain Fees and Expenses. The Company shall pay, following submission of statements therefore, the reasonable fees and expenses of counsel incurred by Glass in connection with the negotiation and preparation of this Agreement and the arrangements contemplated hereby. In the event of any litigation or dispute arising from a claim brought by Glass under Section 6 of this Agreement, if Glass prevails the Company shall pay, or reimburse Glass for, all reasonable legal fees and expenses incurred by Glass in connection with such litigation or dispute.

      10.4 Headings. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.5 Notices. Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or five (5) business days after being sent by first-class mail and addressed as follows:

(a) If to Glass, addressed to such home address for Glass as is then shown on the Company’s records.

(b)	If to the Company, addressed to:

100 North Greene Street

Greensboro, North Carolina 27401

Attention: Corporate Secretary

or to such other person or address as shall be furnished in writing by any party to the other prior to the giving of the applicable notice or communication.

      10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      10.7 Coordination with Executive Change in Control Severance Plan. This Agreement does not amend, or affect Glass’s rights as a participant in, the Company’s Executive Change in Control Severance Plan (the “Change in Control Plan”), which rights shall continue in accordance with, and subject to the terms of, the Change in Control Plan. The parties agree both (i) that Glass shall not receive duplicative payments under this Agreement and the Change in Control Plan, and (ii) that if a payment is required to be provided both under this Agreement and under the Change in Control Plan, Glass shall receive the payment more favorable to him.

      10.8 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

      10.9 Recitals. The Recitals to this Agreement shall form a part of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

JEFFERSON-PILOT CORPORATION

[CORPORATE SEAL]

By:	/s/ DAVID A. STONECIPHER

Name: David A. Stonecipher
Title: Chief Executive Officer

/s/ DENNIS R. GLASS (SEAL)

Dennis R. Glass